Free Writing Prospectus

Dated September 25, 2025

Filed Pursuant to Rule 433

Registration Statement Nos. 333-290139 and 333-290141

FOSSIL GROUP, INC. ANNOUNCES EFFECTIVENESS OF REGISTRATION STATEMENTS

Richardson, TX – September 25, 2025 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) announced today that the Company’s registration statement on Form S-3 (File No. 333-290139), as amended (the “S-3 Registration Statement”) and the Company’s registration statement on Form S-4 (File No. 333-290141), as amended (together with the S-3 Registration Statement, the “Registration Statements”) filed in connection with the Company’s offer to exchange (the “Exchange Offer”) any and all of its 7.00% Senior Notes due 2026 (the “Old Notes”) and concurrent consent solicitation and rights offering (the “Rights Offering”) were declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statements became effective at 4:00pm New York City time on September 25, 2025.

Pursuant to the Rights Offering, any conditional offers to buy 9.500% First-Out First Lien Secured Senior Notes due 2029 made in the Rights Offering by holders of Old Notes may be withdrawn at any time prior to their acceptance at the Exchange Offer Expiration Time or the Conditional Expiration Time (each as defined herein), as applicable.

The anticipated expiration time of the Exchange Offer and the Rights Offering is 5:00pm New York City time on October 7, 2025 (the “Exchange Offer Expiration Time”). In the event that the Company commences a UK Proceeding (as defined in the Registration Statements) and seeks to implement the restructuring of the Old Notes on substantially the same terms as the Exchange Offer, the Company will publicly announce its intention to commence a UK Proceeding and will extend the Exchange Offer and the Rights Offering until 5:00pm, New York City time on the date the UK Proceeding becomes binding on holders of Old Notes, in the event that the UK Proceeding has been completed (the “Conditional Expiration Time”).

The Company has filed the Registration Statements (including a prospectus) with the SEC related to the offerings to which this communication relates. Before you invest, you should read the prospectus dated September 25, 2025 in the Registration Statements (see Registration Nos. 333-290139 and 333-290141) and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website (www.sec.gov). Alternatively, Epiq Corporate Restructuring, LLC will arrange to send you the preliminary prospectus if you request it by emailing registration@epiqglobal.com (with the subject line to include “Fossil”) or via phone at +1 (646) 362-6336. Any questions regarding the terms of the transactions contemplated by the Registration Statements may be directed to Cantor Fitzgerald & Co., as dealer manager, via email at Ian.Brostowski@cantor.com (with the subject line to include “Fossil”) or phone at +1 (212) 829-7145; Attention: Tom Pernetti and Ian Brostowski.

Cautionary Note About Forward Looking Statements

This press release contains statements that are not purely historical and may be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “aim” “seek,” “believe,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning. There are several factors which could cause the Company’s actual plans and results to differ materially from those expressed or implied in forward-looking statements and these forward-looking statements are based on information available to us as of the date hereof and represent management’s current views and assumptions. Such factors include, but are not limited to: risks related to the success of our restructuring and turnaround plans; risks related to strengthening our balance sheet and liquidity and improving working capital; risks related to our planned non-core asset sales; increased political uncertainty; the effect of worldwide economic conditions, including recessionary risks; the effect of pandemics; the impact of any activist shareholders; the failure to meet the continued listing requirements of NASDAQ; significant changes in consumer spending patterns or preferences and lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and our ability to meet debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; if the transactions contemplated by the Registration Statements are not consummated, the potential delays and significant costs of alternative transactions, which may not be available to us on acceptable terms, or at all, which in turn may impact our ability to continue as a going concern; the significant costs incurred by us in connection with the transactions contemplated by the Registration Statements; our inability to comply with the restrictive debt covenants contained in the new notes to be issued in connection with the Registration Statements; and loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 12, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025, and August 14, 2025, and subsequent filings with the SEC, which can be found at the SEC’s website at http://www.sec.gov. For the reasons described above, we caution you against relying on any forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. No recipient should, therefore, rely on these forward-looking statements as representing the views of the Company or its management as of any date subsequent to the date of this press release.

Investor Relations

Christine Greany

The Blueshirt Group

(858) 722-7815

christine@blueshirtgroup.com